Exhibit 2A

Phoenix Edge Series Fund

Fidelity Premium Allocation

9/1/2009-9/1/2010

	Allocation
2009 Edge Premium	PEPCO 25%	PVA and Goodwin 25%	Edge Fund 50%	Total
$9,113	$2,278	$2,278	$4,557	$9,113